EXHIBIT 10.34

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This is Amendment No. 1, dated as of September 6, 2005 (this “Amendment”) to the EMPLOYMENT AGREEMENT, dated as of October 15, 2003 (the “Agreement”), between Marvel Enterprises, Inc., a Delaware corporation (the “Company”) and Bruno Maglione (the “Executive”).

WHEREAS, the Company currently employs the Executive as President, Marvel International pursuant to the Agreement; and

WHEREAS, the Company and the Executive have agreed to amend the Agreement in the manner, and on the terms and conditions, provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.            Amendment to Section 2.1 of the Agreement. The second sentence of Section 2.1 of the Agreement is hereby replaced by the following:

“The term of the Executive's employment under this Agreement (the “Term”) shall end on September 5, 2008 (the “Expiration Date”).”

2.            Amendment to Section 3.1 of the Agreement. Section 3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.1      Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of $500,000, such rate to change to $600,000 on January 1, 2006, $700,000 on January 1, 2007 and $800,000 on January 1, 2008, less (in each case) such deductions or amounts to be withheld as required by applicable law and regulations and deductions authorized by the Executive in writing. The Executive's base salary as in effect from time to time is referred to in this Agreement as the "Base Salary". The Base Salary, and all other cash payments by Company hereunder, shall be made to Executive in pounds sterling at an exchange rate equal to the interbank conversion rate from United States Dollars to pounds sterling, free of any and all charges, used by the Company’s bank as of January 1 of the year in which the payment is made.”

3.	General.

This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

The Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in the Agreement as amended by this Amendment, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Except as expressly changed by this Amendment, the Agreement remains in full force in accordance with its terms.

This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

COMPANY:

MARVEL ENTERPRISES, INC.

By: /s/ John Turitzin

Name: John Turitzin

Title:	Executive Vice President

EXECUTIVE:

/s/ Bruno Maglione

__________________________

Bruno Maglione

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